Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-221865-01

Pricing Supplement

Dated September 3, 2019

United Airlines, Inc.

$988,864,000

2019-2 Pass Through Trust

Class AA and Class A Pass Through Certificates, Series 2019-2

Pricing Supplement dated September 3, 2019 to the preliminary prospectus supplement dated September 3, 2019 relating to the Class AA Certificates and Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2019-2 (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2019-2 (“Class A Certificates”)

Amount:	$702,146,000	$286,718,000

CUSIP:	90932J AA0	90932M AA3

ISIN:	US90932JAA07	US90932MAA36

Coupon:	2.70%	2.90%

Make-Whole Spread over Treasuries:	0.20%	0.25%

Initial Maximum Commitment Amount Under Liquidity Facility:	$30,964,639	$13,580,876

Price to Public:	100%	100%

Underwriters:

Credit Suisse Securities (USA) LLC	$151,573,000	$64,859,000

Citigroup Global Markets Inc.	$151,573,000	$64,859,000

Goldman Sachs & Co. LLC	$126,000,000	$51,000,000

Morgan Stanley & Co. LLC	$91,000,000	$37,000,000

Deutsche Bank Securities Inc.	$70,000,000	$28,000,000

Barclays Capital Inc.	$21,000,000	$8,000,000

BofA Securities, Inc.	$21,000,000	$8,000,000

BBVA Securities Inc.	$14,000,000	$5,000,000

BNP Paribas Securities Corp.	$14,000,000	$5,000,000

Credit Agricole Securities (USA) Inc.	$14,000,000	$5,000,000

Standard Chartered Bank	$14,000,000	$5,000,000

Wells Fargo Securities, LLC	$14,000,000	$5,000,000

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$9,888,640

Settlement:	September 13, 2019 (T+8) closing date, the 8th business day after the date hereof

Junior Certificates Offering:	On September 3, 2019, United priced an offering of $232,381,000 aggregate face amount of its Class B Certificates, on which interest will be paid at a rate per annum of 3.50%. Such Class B Certificates are being offered pursuant to a prospectus supplement of United, dated as of the date hereof, separate from the prospectus supplement relating to the Class AA Certificates and Class A Certificates.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Citigroup at 1-877-858-5407.